EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of September 9, 2019 (the “Effective Date”), by and between BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company (the “Company”), and Christopher Stephens (“Employee”).

BACKGROUND

The Company serves as a holding company that owns interests in subsidiaries and joint ventures that own and operate insurance agencies.

The Company has made an offer of employment to Employee, and Employee has accepted such offer and desires to be employed by the Company, commencing on the Start Date. The Company and Employee desire to enter into this Agreement to govern certain of the terms and conditions of such employment.

Employee is being hired prior to an expected closing of the initial public offering (“IPO”) by BRP Group, Inc., a Delaware corporation (“PubCo”), pursuant to the Form S-1 Registration Statement under the Securities Act of 1933, but his hiring and the effectiveness of this Agreement is not contingent on the closing of the IPO.

OPERATIVE TERMS

The parties agree as follows:

1.    Employment. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on September 30, 2019 (or such other date mutually agreed by Employee and the Company) (“Start Date”) and ending as provided in Section 5 hereof (the “Employment Period”); provided, such employment and all of the Company’s obligations hereunder are contingent upon Employee delivering to the Company on or before the Start Date: (a) documentation evidencing Employee’s eligibility to work in the U.S., and (b) a fully completed and executed Form I-9 and the documentation contemplated by the Form I-9 evidencing his identity and work authorization.

2.    Position and Duties.

(a)    Title and Duties. During the Employment Period, Employee shall serve as General Counsel of the Company and (contingent on the closing of the IPO) PubCo (which shall be an executive officer-level position), and shall have those powers and duties normally and customarily associated with his position in entities comparable to the Company and PubCo and such other powers and duties as may be reasonably prescribed by the Company or PubCo, subject to the power and authority of each of the Company or PubCo to modify such duties, responsibilities, functions and authority from time to time in its sole discretion. The parties acknowledge that the closing of the IPO is a contingent future event, and the Company makes no assurances that the IPO will ever occur. The Company is under no obligation to close the IPO.

(b)    Management. During the Employment Period, Employee shall report to the Chief Financial Officer of the Company and PubCo, positions which are currently held by Kris Wiebeck or other person as determined by the Company or PubCo from time to time, and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of PubCo, the Company and their current and future, direct and indirect, subsidiaries, affiliates, joint ventures and other related entities (the “Company Group”).

(c)    Employee’s Efforts. Employee shall perform his duties, responsibilities and functions for the Company and PubCo to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall comply with the Company’s and PubCo’s policies and procedures as may be in effect from time to time. During the Employment Period, Employee shall not serve as an officer or director of, or otherwise perform services (for compensation or otherwise), any other entity without the prior written consent of the Company; provided that Employee may manage his own investments, including, without limitation, any rental properties, and also serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious or civic organizations, so long as such activities do not interfere with Employee’s duties and responsibilities for the Company and PubCo.

3.    Place of Performance. The principal place of employment of Employee shall be at the Company’s executive offices in Tampa, Florida; provided that the Employee shall be required to travel on Company or PubCo business from time to time during the Employment Period.

4.    Compensation and Related Matters.

(a)    Base Salary. During the Employment Period, the Company shall pay Employee an annual base salary (as adjusted, the “Base Salary”) of $300,000. The Base Salary may be increased (but not decreased) in the sole discretion of the Company. The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Base Salary for any partial year during the Employment Period will be pro-rated based upon the actual number of days Employee was employed by the Company during such year. Employee shall not be eligible to earn commissions under any commission plan maintained by the Company Group for its advisors, producers or other employees.

(b)    Bonus.

(i)    Bonus. For each calendar year during the Employment Period beginning with 2019, Employee shall be eligible to receive an annual bonus (the “Bonus”) with a target amount equal to at least 50% of the Base Salary for the year based on the success of the Company in achieving financial and/or non-financial targets, metrics, goals or other objectives for the year. The compensation committee of PubCo, in its sole discretion but with input from Employee, shall establish such targets, metrics or other goals or objectives, and shall also determine the weighting of the Bonus opportunity among such established targets, metrics or other goals or objectives (which may be equally weighted, or disproportionately weighted). Any financial targets or metrics (e.g., EBITDA targets) established by the Company shall be measured by the Company in its sole discretion in accordance with the normal accounting methods, principles and practices used by the Company (including (A) applicable adjustments that may be applied for extraordinary and non-recurring items, if any, (B) taking into account expenses allocated to the Company and its agencies in accordance with the expense allocation procedures of the Company amongst its operating divisions as in effect from time to time, and (C) in the case of any agency that is not a direct or indirect wholly-owned subsidiary of the Company, taking into account only the Company’s pro-rata share of the revenues, EBITDA or other items of such agency, as applicable, based on the Company’s percentage equity ownership thereof).

(ii)    Bonus Payment Terms. The Bonus for a year, if earned under this Agreement, shall be paid to Employee within thirty (30) days after the Company’s receipt of its final audited (if not available management prepared or externally reviewed statements) financial statements for the applicable year. Notwithstanding anything to the contrary in this Agreement, to receive any Bonus that is otherwise earned for a year, Employee must remain continuously employed by the Company until the date the Bonus is actually paid. Any earned Bonus will be paid in the form of (A) cash and/or (B) fully-vested shares of the Class A common stock (or other form of equity-based compensation award) of PubCo having an aggregate fair market value on the grant date equal to the amount of the Bonus being settled in equity-based compensation. The compensation committee of PubCo, in its sole discretion, shall determine such allocation between cash and stock (or other form of equity-based compensation award), and the fair market value thereof.

(c)    Equity.

(i)    On the Effective Date, Employee will be issued Management Incentive Units of the Company pursuant to the terms of a separate Management Incentive Unit Grant Agreement, substantially in the form attached hereto as Exhibit A (“Grant Agreement”) and the Company’s Second Amended and Restated Limited Liability Company Agreement dated March 13, 2019 (as amended, the “Operating Agreement”).

(ii)    If the IPO closes, then, during the Employment Period, Employee shall be eligible to participate in the BRP Group, Inc. Omnibus Incentive Plan (or any successor plan). The compensation committee of PubCo will determine in its sole discretion if and when Employee will be granted any awards under such plan, the type of awards granted, and the terms of such awards.

(d)    Participation in Benefit Plans.    During the Employment Period, Employee (and any eligible dependents) shall be eligible to participate in all employee benefit plans and programs maintained by the Company from time to time for its similarly situated senior management employees, or for its employees generally, including any life, medical, dental, accidental and disability insurance, and profit sharing, pension, retirement, savings, and deferred compensation plans, in each case subject to and in accordance with the generally applicable eligibility requirements, terms and conditions of such plan or program as in effect from time to time. Employee acknowledges that nothing in this Agreement obligates or requires the Company to offer any such plans or programs or prevents the Company from terminating or modifying any plan or program that it may from time to time offer, and the Company reserves the right to amend, modify or terminate any such plan or program in its sole discretion.

(e)    Expenses and Reimbursement. During the Employment Period, the Company shall reimburse Employee for all ordinary and reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, but only in a manner that is consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, and subject to the Company’s requirements with respect to reporting and documentation of such expenses (including preapproval of travel expenses) as well as its reimbursement practices.

(f)    Indemnification; D&O Coverage. Employee shall be entitled to indemnification and advancement from the Company and PubCo in his capacity as an officer, and to coverage under directors’ and officers’ insurance policy or policies maintained by the Company or PubCo, in each case on terms and conditions that are no less favorable to Employee than those granted to other executive officers of the Company or PubCo, as applicable, as may be in effect from time to time.

(g)    Withholding. The Company shall have the right to deduct from any payment made under this Agreement any amount necessary in order to permit the Company to satisfy its past, present or future withholding obligations for any federal, state or local income, employment or other tax with respect to the amounts payable under this Agreement, including to reimburse the Company for any such obligations that were funded by the Company.

(h)    Clawback. Employee agrees that any incentive-based compensation and benefits provided by the Company under this Agreement or otherwise are subject to recoupment or clawback (i) under any applicable PubCo or Company clawback or recoupment policy that is generally applicable to PubCo’s and the Company’s executives, as may be in effect from time to time, or (ii) as required by law or under applicable stock exchange listing rules.

5.    Term and Termination.

(a)    Employee is an employee “at-will,” and Employee’s employment may be terminated by the Company for any reason or no reason, with or without cause, at any time by giving the Employee notice of the termination. The terms of this Agreement do not and are not intended to create either an express or implied contract of employment with the Company for any particular period of time. Employee may terminate his employment with the Company by giving the Company at least one hundred twenty (120) days’ prior written notice of termination (“Notice Period”); provided that upon receipt of notice of termination from Employee, the Company may, in its sole discretion and without affecting the characterization of the termination of Employee’s employment, terminate Employee’s employment prior to the end of the Notice Period.

(b)    Upon termination of Employee’s employment for any reason, (i) the Company shall pay Employee’s Base Salary that is accrued but unpaid through the date of employment termination (the “Termination Date”), (ii) the Company shall reimburse Employee pursuant to Section 4(e) for reasonable expenses incurred but not paid prior to such termination of employment; provided that Employee must submit those expenses for reimbursement within 30 days after the Termination Date, and (iii) Employee shall be entitled to receive any non-forfeitable benefits already earned and payable to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company. Except as otherwise expressly provided herein, Employee shall not be entitled to any other salary, bonuses, commission, employee benefits or compensation or payments of any kind from the Company or any of its affiliates after termination of his employment, and all of Employee’s rights to salary, bonuses, commission, employee benefits and other compensation and payments of any kind hereunder which would have accrued or become payable after the Termination Date shall cease upon such Termination Date other than those expressly required under applicable law (including, without limitation, the Consolidated Omnibus Reconciliation Act, 29 U.S.C. § 1161 et. seq., as amended (COBRA)). Upon termination of Employee’s employment for any reason, the effect of such termination on any outstanding equity-based compensation awards shall be governed by the applicable award agreement and related plan for such awards. The Company may offset any amounts Employee owes it against any amounts it owes Employee hereunder; provided, that the Company may not offset against nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent permitted by Section 409A of the Code. For the avoidance of doubt, it is the express intent of the Company and Employee that in no event shall Employee be entitled to receive any amounts upon a termination of Employee’s employment other than the amounts expressly set forth in this Agreement or, with respect to any outstanding equity-based compensation awards, the applicable award agreement and related plan for such awards. In furtherance of the foregoing, in the event that the Company terminates Employee’s employment reasonably and in good faith on the basis that such termination meets the definition of Cause (as set forth below) and it is ultimately determined that such termination was without Cause, it shall not be deemed a breach of this Agreement and Employee shall only be entitled to the amounts expressly provided for in this Agreement in connection with a termination of Employee by the Company without Cause.

(c)    Severance.

(i)    In addition to the payments specified in Section 5(b), if Employee’s employment is terminated by the Company without Cause (as defined in Section 5(d)), or Employee resigns for Good Reason (as defined in Section 5(d)), then, subject to Section 5(c)(iii), the Company shall pay the following severance payments and benefits to Employee:

(A)

The Company shall pay a severance payment in the aggregate to Employee equal to the greater of (1) $400,000 and (2) the sum of (x) Employee’s Base Salary as of the Termination Date plus (y) the amount of the most recent Bonus earned by Employee prior to the Termination Date, in either case payable in installments over the one-year period commencing on the Termination Date in accordance with the Company’s customary payroll practices currently in effect; and

(B)

all unvested Management Incentive Units issued to Employee under the Grant Agreement (or any unvested equity interests in the Company and/or PubCo issued in exchange for such Management Incentive Units in any recapitalization of the Company) then held by Employee shall become fully vested on such Termination Date. For the avoidance of doubt, this Section 5(c)(i)(B) does not apply to any other outstanding equity-based compensation awards then held by Employee, and those awards shall be governed solely by the applicable award agreement and related plan.

(ii)    In addition to the payments specified in Section 5(b), if a Change in Control (as defined in Section 5(d)) occurs during the Employment Period, and either (A) Employee’s employment is terminated by the Company without Cause within six (6) months after the closing of the Change in Control, or (B) Employee elects to resign from the Company for any reason within six (6) months after the closing of the Change in Control, then, subject to Section 5(c)(iii), the Company shall pay the severance payments and benefits described in Section 5(c)(i)(A) and (B).

(iii)     The severance payments under Section 5(c)(i) or (ii) shall be paid to Employee if, and only if, Employee has executed and delivered to the Company a general release of all claims in form and substance satisfactory to the Company (which shall apply to the Company Group, its owners, officers and employees and other related persons and affiliates) and the general release has become effective and non-revocable within sixty (60) days after the Termination Date (the “Required Release Date”). The payments under Section 5(c)(i) or (ii) shall not commence until the first payroll date following the date that such general release becomes effective and non-revocable (the “Release Effective Date”); provided, however, that such first payment shall include all amounts that otherwise would have been paid prior to the date the first payment was made had such payments commenced immediately upon the Termination Date. Notwithstanding the preceding sentence, to the extent necessary to comply with Section 409A of the Code, if the Termination Date and Required Release Date are in two separate calendar years, any payments of amounts under Section 5(c)(i) or (ii) that constitute deferred compensation within the meaning of Section 409A of the Code shall be payable on the later of (A) the date such payment is otherwise payable under this Agreement, or (B) the first payroll date in such second calendar year. In any event, if such general release is not effective and non-revocable by the Required Release Date, Employee shall forfeit all rights to receive the severance payments under Section 5(c)(i) or (ii). For the avoidance of doubt, (x) the severance payments under Section 5(c)(i) shall not be paid if Employee’s employment is terminated by reason of his death or disability, or his resignation without Good Reason, or if the Company terminates his employment for Cause, and (y) the severance payments under Section 5(c)(ii) shall not be paid if Employee’s employment is terminated during the applicable period following a Change in Control by reason of his death or disability, or if the Company terminates his employment for Cause.

(d)    For purposes of this Agreement, the following terms have the meanings given to them in this Section 5(d):

(i)    “Cause” means, with respect to Employee, any of the following, as reasonably determined by the Company: (A) Employee has engaged in willful misconduct which has caused, or is reasonably likely to cause, demonstrable and substantial injury to the Company Group, its business or its reputation; (B) Employee has engaged in any acts of theft, conversion, embezzlement, fraud or material dishonesty against or at the expense of Company Group; (C) Employee has been indicted for (or its procedural equivalent), convicted of, or enters a plea of guilty or nolo contendere to, a felony or other criminal act involving fraud, dishonesty, or moral turpitude; (D) Employee has been grossly negligent or has engaged in willful misconduct in connection with the performance of his duties and responsibilities to the Company Group; (E) Employee has willfully refused to substantially perform his duties and responsibilities, or willfully and persistently neglects his duties and responsibilities, or experiences chronic unapproved absenteeism (other than due to disability or illness), which is not cured by Employee within thirty (30) days after receipt of notice of such unacceptable behavior from the Company, (F) Employee’s (1) material breach of any fiduciary duty owed to the Company Group, (2) unauthorized disclosure or misappropriation of trade secrets or other material confidential information of the Company Group, or (3) breach of any restrictive covenants applicable to him, including those referenced in Section 9, or (G) an action taken by a governmental authority, regulatory body or self-regulatory organization that substantially impairs Employee from performing his duties, or an act or omission of Employee that could form the basis for a denial of an application, or otherwise could result in the termination, cancellation, or suspension of any license, right, permit or authorization required by law or any regulatory authority for the Employee to perform his duties or for the Company Group to operate its business, which is not cured by Employee within thirty (30) days after receipt of notice of such action or omission from the Company (if capable of being cured).

(ii)    “Change in Control” has the meaning given to such term in the following: (A) prior to the IPO, the Operating Agreement, or (B) after the IPO (if the IPO closes), the BRP Group, Inc. Omnibus Incentive Plan (or any successor plan).

(iii)    “Good Reason” means, with respect to Employee, any of the following: (A) the Company decreases Employee’s Base Salary, (B) the Company relocates Employee’s principal place of employment to a location that is greater than fifty (50) miles from its then-existing location, (C) the Company materially diminishes Employee’s authority, duties or responsibilities, or (D) the Company materially breaches this Agreement or the Grant Agreement. Prior to any resignation for Good Reason, Employee is required to give written notice to the Company of his intent to resign for Good Reason, describing the reason for the resignation in sufficient detail in order to allow the Company the opportunity to address the situation. Such notice must be provided within sixty (60) days of the event(s) constituting Good Reason and must be given at least sixty (60) days in advance of the effective date of resignation. The Company shall be entitled to sixty (60) days after the date of Employee’s written notice during which it can cure the situation. If the situation has not been cured within sixty (60) days after the date of Employee’s written notice, Employee may then resign for Good Reason, by written notice, effective immediately, which date shall be the effective date of resignation. For avoidance of doubt, Good Reason shall not exist if the situation is remedied within the cure period described in the preceding sentences, or if Employee resigns without following the above procedures.

(e)    Employee acknowledges and agrees that BRP Colleague Inc., a Florida corporation and subsidiary of the Company (“BRP Colleague”), and the Company will be co-employers of Employee pursuant to an agreement between BRP Colleague and the Company, and in accordance with that agreement certain payments and benefits under this Agreement shall be provided by BRP Colleague instead of the Company. If such co-employment agreement between BRP Colleague and the Company terminates for any reason, then Employee agrees that his employment by BRP Colleague may terminate but his employment may continue with the Company. In such event, (i) BRP Colleague shall cease to be an employer of Employee for all purposes, and all liabilities and obligations of BRP Colleague as an employer of Employee shall terminate (except that such termination shall not affect the continuation of any outstanding obligation or liability incurred by BRP Colleague prior thereto), (ii) for the avoidance of doubt, Employee’s employment shall not be considered terminated for purposes of this Agreement, and neither BRP Colleague nor the Company shall owe severance payments or benefits to Employee by reason thereof, and (iii) this Agreement, as modified in accordance with clause (i) above, shall remain in full force and effect as an agreement between the Company and Employee. The Company shall provide written notice to Employee if the co-employment agreement between BRP Colleague and the Company terminates.

(f)    If Employee’s employment with the Company terminates for any reason, Employee shall be deemed to have resigned from all positions that Employee holds as an officer, director or other service provider or representative of PubCo or any other member of the Company Group.

6.    Purchase of Life Insurance. Employee agrees that the Company has an insurable interest in Employee, and the Company will have the right, at the Company’s expense, to purchase life insurance on the life of Employee and payable to the Company or its assigns.

7.    Defend Trade Secrets Act. Notwithstanding anything in this Agreement or otherwise to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the parties acknowledge and agree that Employee shall not have criminal or civil liability under any Federal or state trade secret law for the disclosure of any trade secret that is made (a) (i) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding; provided that Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

8.    Whistleblower Protection. Notwithstanding anything in this Agreement or otherwise to the contrary, it is understood that Employee has the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement is intended to prohibit Employee from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and Employee may do so without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other governmental authority.

9.    Restrictive Covenants Agreement. On the Effective Date, Employee agrees to also enter into a restrictive covenants agreement with the Company in the form attached hereto as Exhibit B (the “Restrictive Covenants Agreement”).

10.    Protection of Company Property. Employee shall not, at all times during his employment, except to the extent expressly authorized by the Company, and thereafter, use or permit others to use materials, equipment, software, electronic media or other Company Group property for personal purposes. Upon termination of Employee’s employment with the Company, Employee will deliver to the Company all property belonging to the Company Group and will not retain any copies or reproductions of correspondence, memoranda, reports, drawings, photographs, software, electronic media or documents relating in any way to the business of the Company Group.

11.    Corporate Opportunity. During the Employment Period and except as otherwise expressly provided for in this Agreement, Employee shall submit to the Company all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the areas of business engaged in by the Company Group (“Corporate Opportunities”). Unless approved by the Company, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

12.    Non-Disparagement. During the Employment Period and thereafter, except as may be required by applicable law: (a) Employee shall not, directly or indirectly through another person or entity, make any negative or disparaging statements or communications in any form or media, or take any other action in disparagement of, the Company Group or any of the Company Group’s respective past and present investors, officers, managers or employees, and (b) the Company shall direct its executives not to, directly or indirectly through another person or entity, make any negative or disparaging statements or communications in any form or media, or take any other action in disparagement of Employee. For this purpose, the Company’s executives are limited to the C-level executives of the Company and PubCo.

13.    Employee’s Representations; Indemnification. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, including, without limitation, any agreement with any former employer, (ii) Employee is not subject to any noncompetition, nonsolicitation, nonacceptance, nondisclosure or any similar restrictive covenant in favor of any former employer or other insurance agency which will prevent Employee’s future performance hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that (x) he has consulted with independent legal counsel regarding his rights and obligations under this Agreement, (y) he fully understands the terms and conditions contained herein, and (z) the agreements herein are reasonable and necessary for the protection of the Company and are an essential inducement to the Company to enter into this Agreement. Employee will indemnify and hold harmless the Company, and its representatives, members, managers, officers, and affiliates (collectively, the “Company Indemnified Persons”), and will reimburse the Company Indemnified Persons, for any and all losses, liabilities, claims, obligations, costs, payments, charges, assessments, penalties, diminution in value, damages, and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether involving a third-party claim or not, arising from or related to any breach of any covenant, representation or warranty made by Employee under this Section 13.

14.    Survival. Sections 4(g) and (h) and 5 through 26 herein shall survive and continue in full force in accordance with their terms, notwithstanding the expiration or termination of the Employment Period.

15.     Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or sent by facsimile or email transmission, to the recipient at the address below indicated:

In the case of Employee, to him at the most recent address set forth in the payroll records of the Company, or by email at cjs33602@gmail.com.

In the case of the Company, to:

c/o Baldwin Risk Partners, LLC

4010 Boy Scout Boulevard, Suite 200

Tampa, Florida 33607

Attn: Kris Wiebeck

Facsimile: (813) 984-3201

Email: kwiebeck@bks-partners.com

Or, in each case, such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

16.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.    Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

19.    Counterparts; Facsimile. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or a scan or pdf attachment to an email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

20.    Successors and Assigns. Employee shall not assign his rights or delegate any of his obligations under this Agreement, and any attempted assignment or delegation by Employee will be invalid and ineffective against the Company. The Company may assign its rights and obligations under this Agreement without Employee’s consent to any (i) assignee or successor in interest of its business, whether pursuant to a sale, merger, contribution of its assets and liabilities, or sale or exchange of all or substantially all the assets or outstanding capital stock or other equity interests of the Company or otherwise or (ii) affiliate. This Agreement is binding on, and inures to the benefit of the Company’s authorized assignees and successors. Upon assignment of the Company’s rights under this Agreement, (a) every reference in this Agreement to the “Company” will include the assignee or successor and (b) if the assignee or successor assumes in writing or by operation of law all future liabilities of the assignor generally or under this Agreement specifically, the assignor will be released from such obligations to Employee under this Agreement. Employee expressly agrees that this Agreement shall be enforceable by the assignee, as well as by any third-party beneficiary or entity affiliated with the Company, through common ownership or otherwise.

21.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to Florida’s rules of conflicts of law, and regardless of the place or places of its physical execution and performance. Employee and the Company hereby (i) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (ii) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding, or the Middle District of Florida, Tampa Division, for a federal court proceeding, and (iii) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue.

22.    Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

23.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. In addition, the waiver by a party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.

24.    Cooperation. Employee agrees to cooperate with the Company, at the Company’s expense, during the Employment Period and thereafter (including following termination of Employee’s employment for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigation, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. In the event such cooperation is required more than two (2) years after termination of Employee’s employment for any reason, the Company and Employee shall agree upon a reasonable hourly rate to be provided to Employee in the event the Company requires more than de minimis assistance. Employee hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings.

25.    WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, WAS AFFORDED SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF EMPLOYEE’S CHOICE AND TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS REGARDING THIS AGREEMENT, UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER IT, AND SIGNED IT OF EMPLOYEE’S OWN FREE WILL AND VOLITION.

26.    Tax Matters.

(a)    It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service,” or (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 26(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, to the extent required to comply with Section 409A of the Code or an exemption thereto, for purposes of determining Employee’s entitlement to any compensation payable upon his termination of employment, Employee’s employment will be deemed to have terminated on the date of Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. No action or failure to act, pursuant to this Section 26(a) shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A of the Code. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)    The Company represents that the Participation Threshold (within the meaning of the Operating Agreement) for the Management Incentive Units issued pursuant to the Grant Agreement was determined pursuant to a valuation model developed in consultation with its professional advisors, and represents the current equity value of the Company for tax purposes. The Company will indemnify, defend and hold Employee harmless for any damages incurred by Employee arising out of any breach of such representation.

(c)    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 26(c), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to Employee of the Covered Payments after payment of the Excise Tax to (b) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. The Covered Payments shall be reduced in a manner that maximizes Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Section 26(c), including whether any payments or benefits are Parachute Payments and the Net Benefit of any payments, shall be made by the Company in its sole discretion. Employee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 26(c). The Company’s determinations shall be final and binding on Employee.

[Signature Page Follows]

The parties hereto have executed this Employment Agreement to be effective as of the date first written above.

COMPANY

BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Kristopher Wiebeck
Name:	Kristopher Wiebeck
Title:	Chief Financial Officer

EMPLOYEE

By:	/s/ Christopher Stephens
Name:	Christopher Stephens

Signature page to Employment Agreement — Stephens

EXHIBIT A

Management Incentive Unit Grant Agreement

[Attached]

EXHIBIT B

Restrictive Covenants Agreement

[Attached]